Exhibit 99

NEWS RELEASE

For Immediate Release

June 28, 2004

For Further Information Contact:

Jerry Francis, Chairman, President & CEO

(304) 769-1101

City Holding Company Announces New Executive Vice President;

Former BB&T Executive to Head Commercial Banking Group

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), a $2.2 billion bank holding company headquartered in Charleston today announced that John DeRito will join the bank as Executive Vice President, Commercial Banking. The Company also announced that John Loeber, EVP Commercial Banking and Chief Credit Officer, has announced his intention to retire from the Company later in the year.

According to Jerry Francis, Chairman, President and CEO, “We are extremely pleased to welcome John to our executive management team. His impressive track record during 20 plus years of banking, plus his strong ties to our West Virginia markets, makes him the ideal candidate to succeed John Loeber as head of the commercial banking team. John Loeber has done an outstanding job in helping to engineer the Company’s remarkable financial turnaround over the past 3 years, and we wish him well in his retirement. Maintaining the highest credit quality standards and growing the business mix of our loan portfolio are important factors to the success of the Company and we are confident that under John DeRito’s leadership our commercial banking business will continue to flourish and yield outstanding results.”

Before accepting the position with City, DeRito was Credit Officer for the West Virginia Central Region of BB&T. Prior to this position, he was Senior Vice President and Credit Officer of One Valley Bank. He has over 20 years experience in commercial banking. Prior to his banking career, John was Controller of Carbon Industries, an ITT subsidiary, located in Charleston, West Virginia.

As a life-long resident of Charleston, John has been very active in the community. He is a member of the board of directors and treasurer of Edgewood Summit Retirement Home and an immediate past member of the Board of Governors and chairman of the Finance Committee of the Edgewood Country Club. He is also the chairman of the Finance Committee of St. Agnes Parish School and a member of the Capital Committee of the Charleston Regional Chamber of Commerce and Development.

Additionally, John has been a past chairman of the Carolinas-Virginias Chapter of the Risk Management Association (RMA) along with being a three-time chairman of the West Virginia Chapter. He is also a member of the Board of Regents and faculty of the RMA Carolinas-Virginias Commercial Lending School, located at East Carolina University in Greenville, North Carolina. He has also served as chairman of the Lending School.

A Magna Cum Laude graduate of the University of Charleston, John is a licensed Certified Public Accountant and has been past president of the Charleston Chapter of CPA’s. He is also a graduate of the American Bankers Association Stonier Graduate School of Banking.

City Holding Company is the parent company of City National Bank of West Virginia which operates 54 banking offices across West Virginia and southern Ohio. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future; (2) the Company may not continue to experience significant recoveries of previously charged-off loans and the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on its retained interests in securitized mortgages or previously securitized loans causing the yields on these assets to decline; (4) the Company may not realize the expected cash payments that it is presently accruing from its retained interests in securitized mortgages or its previously securitized loans; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues; (7) the Company may be unable to manage its expense levels; (8) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (9) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (11) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.